EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-224366, 333-239238 and 333-253889 on Form S-3 and Registration Statement Nos. 333-143432, 333-182427, 333-157151 and 333-256759 on Form S-8 of our report dated February 27, 2023, relating to the financial statements of Pinnacle West Capital Corporation and the effectiveness of Pinnacle West Capital Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Tempe, Arizona
February 27, 2023